Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2020 (November 30, 2020 as to the effects of the reverse stock split described in Note 2 and Note 14), relating to the financial statements of Seer, Inc. appearing in Registration Statement No. 333-250035 on Form S-1.

/s/ Deloitte & Touche LLP

San Francisco, California

December 4, 2020